Exhibit 10.2

CHICAGO BRIDGE & IRON COMPANY
INCENTIVE COMPENSATION PLAN
Overview
      This Incentive Compensation Plan (the “Incentive Program”) is designed to align the activities of key managers and other key employees of Chicago Bridge & Iron Company N.V. and its affiliates (the “Company”) with the achievement of specific Company-wide financial performance goals, other Company-wide and business unit performance goals, and individual performance objectives. The Company’s overall financial goals are (1) to provide an above average return to shareholders and (2) to provide sufficient capital for reinvestment in the business. The Incentive Program’s financial targets are set in accordance with these goals. Annual incentive bonuses are paid in cash to eligible Participants depending upon the achievement of the bonus goals. Achieving these goals will increase the Company’s overall competitiveness within the industry, and create increased value for shareholders. The Incentive Program provides a method of rewarding the necessary contributions and leadership behaviors to achieve those results.
      The bonus opportunity of a Participant will generally be a target percentage of base salary established at the beginning of the bonus year based on position and responsibilities. The amount of the bonus earned is based on the achievement of corporate goals, business unit goals, if any, and individual goals.
Administration
      The Incentive Program is administered by the Organization and Compensation Committee (the “Committee”) of the Supervisory Board of Chicago Bridge & Iron Company N.V. The Committee in its discretion construes and interprets the Incentive Program and determines all questions arising under the Incentive Program. The Committee in its discretion directly determines Company-wide financial performance goals, targets and achievement percentages based on Company-wide financial performance, and certifies the achievement of such financial performance goals.
      For the Chief Executive Officer and any other individual who is among the five highest compensated officers of the Company (together with the Chief Executive Officer, the “Covered Executives”) in the fiscal year of the Company for which a bonus is payable (the “Bonus Year”), the Committee directly determines in its discretion the target financial performance incentive and the extent to which bonus otherwise payable under the Incentive Program shall be reduced on the basis of nonattainment of individual performance goals or other factors.
      The Committee may in its discretion delegate other administrative responsibilities under the Incentive Program to the management of the Company. Management of the Company shall make such recommendations to the Committee as the Committee may deem necessary or appropriate for the administration of this Incentive Program.
Eligibility
      Employees of the Company and its affiliates who are in salary grades 16 and above are eligible to be selected to become participants (“Participants”) in the Incentive Program. If an affiliate of the Company has nonconforming salary grades the Committee in its discretion shall determine the employees of such affiliate who are considered to be in salary grades 16 and above. The Committee in its discretion will directly select Covered Executives who may be Participants. Company management with the approval of the Committee in its discretion will select other eligible employees to become Participants. Selection as a Participant for any Bonus Year shall not entitle the individual to be a Participant for any later Bonus Year unless again selected to be a Participant in such later Bonus Year.
      A Participant hired during a Bonus Year shall have a prorated target bonus opportunity based on the number of weeks worked from the date of hire to the end of the year. A Participant whose employment terminates before the last day of the Bonus Year by reason of a reduction-in-force program, death, disability or retirement, and whose employment terminates on or after April 1 of the Bonus Year, shall have a prorated target bonus opportunity based on the number of weeks worked from the beginning of the year to the date of termination. A Participant whose employment terminates during the Bonus Year under circumstances not described in the preceding sentence shall not be entitled to a bonus for such Bonus Year.
      As a condition to receipt of a bonus a Participant must keep his or her bonus eligibility strictly confidential. A Participant may not discuss his or her bonus with any individual other than (i) the Vice President of Human Resources, Human Resources staff administering the program, or superiors in the Participant’s chain of command, (ii) a Participant’s spouse, attorney or accountant who undertake not to further disclose the Participant’s bonus information, or (iii) in a disclosure required by law.
      Notwithstanding anything in this Incentive Program to the contrary, no Participant shall have any vested right to a bonus. The Committee in its sole discretion may reduce or cancel a Participant’s bonus for any reason or no reason at any time prior to actual payment.
Company-Wide Performance Goals
      The bonus opportunity for all Covered Executives for a Bonus Year will initially depend on achievement of Company-wide financial performance goals. The bonus opportunity for other Participants will depend on achievement of Company-wide financial performance goals to the extent determined by the Committee.
Performance Goals
      The Committee selects Company-wide performance measures from among (i) operating income, (ii) earnings (before or after any of interest, taxes, depreciation and amortization), (iii) return on net assets, (iv) net income (before or after taxes), (v) after-tax return on investment, (vi) sales, (vii) revenue, (viii) earnings per share, excluding special charges, as reported to shareholders, (ix) total shareholder return, (x) return on equity, (xi) total business return, (xii) return on invested capital, (xiii) operating cash flow, (xiv) free cash flow, (xv) economic value added, (xvi) new business taken measured by revenue, net income or operating income, and (xvii) contract backlog.
      The Committee may state performance goals for the foregoing performance measures using any one or any fixed combination of those performance measures and using target levels or target growth rates of any of those performance measures.
      The Committee may adjust the attainment of any company-wide performance goal to reflect or offset (i) a change in accounting standards, (ii) a significant acquisition or divestiture, (iii) a significant capital transaction, or (iv) any other unusual, nonrecurring item; provided in any such case such item is separately identified on the company’s audited financial statements in accordance with generally accepted accounting principles, and is attributable to an event occurring after the performance goals for the year have were established. However, the actual cost of this Incentive Program will be part of the calculation of income from operations.
Performance Target Amount
      The Committee assigns each Covered Executive a bonus target amount for achievement of the target goals for the selected Company-wide financial performance measures for each Bonus Year. The bonus target amount is set at a percentage of the Covered Executive’s base salary as in effect at the time the performance goal is established (“Base Salary”) based on the Covered Executive’s position and job level. The target amount shall not exceed 100% of a Covered Executive’s Base Salary.
Thresholds
      The Committee selects minimum, target and maximum performance levels for the Company-wide performance goal(s) it has selected for Covered Executives. If performance is less than minimum, no Company-wide performance bonus shall be available. If performance is at the minimum, 20% of the

Company-wide performance bonus shall be available. If performance is at target, the target Company-wide performance bonus shall be available. If performance is at or above maximum, 200% percent of the Company-wide performance bonus shall be available. If performance results fall between two designated thresholds, the Company-wide performance bonus availability will be determined by interpolation as determined or approved by the Committee. In no event will the Company-wide performance bonus availability exceed 200% of Base Salary.
Application of Financial Performance Incentive
      The Committee shall establish the Company-wide financial performance goal(s), targets and thresholds within the first 90 days of the each Bonus Year. Prior to the payment of any bonus and within the first 90 days of the year following the Bonus Year, the Committee shall certify the extent of achievement of the Company-wide financial performance goal(s) for the Bonus Year.
Negative Discretion on Bonus for Covered Executives
      The bonus for any Covered Executive shall not exceed the amount of the Company-wide performance bonus earned by such Covered Executive. The Committee may in its discretion reduce the bonus otherwise payable to any Covered Executive on the basis of individual performance or such other factors as the Committee in its discretion deems appropriate. The exercise of such discretion with respect to any Covered Executive or other Participant shall not result in an in increase in the amount paid to any Covered Executive.
Bonus Pool
      The bonus opportunity for Participants other than Covered Executives will depend on achievement of performance measures, which may include but are not limited to company-wide performance measures, in any one or fixed combination of performance measures and using target levels or target growth rates of any of those performance measures.
Performance Target Amount
      The Committee assigns each Participant (other than a Covered Executive) a bonus target amount for achievement of the target goals for the selected performance measures for each Bonus Year. The bonus target amount is set at a percentage of the Participant’s Base Salary based on the Participant’s position and job level. The target amount shall not exceed 100% of Base Salary. Prior to the payment of any bonus and within the first 90 days of the year following the Bonus Year, the Committee shall determine the level of achievement of the selected performance goals for the Bonus Year and the resulting achieved bonus opportunity for each such Participant.
Bonus Pool
      The sum of the achieved bonus opportunities for all Participants (other than Covered Executives) shall comprise a bonus pool for the award of bonuses. Covered Executives shall not participate in the bonus pool. The Committee may further adjust the aggregate amount of the bonus pool upward or downward based on the Company-wide performance. Prior to the payment of any bonus and within the first 90 days of the year following the Bonus Year, the Committee shall approve the aggregate amount of the bonus pool.
Unit Performance and Individual Performance Adjustments
      The Committee may adjust the achieved bonus opportunity of any Participant (other than a Covered Executive) or any group of such Participants upward or downward based on business unit performance or individual performance or both.
      The Committee determines business unit performance by applying (1) the financial performance goals specified above to the business unit or subunit in which the Participant or group of Participants is employed, (2) functional non-financial operating goals specific to such business unit or subunit, (3) operating safety management of the business unit or subunit, or (4) such similar factors as the Committee deems appropriate. To the extent the Committee in its discretion deems feasible, the criteria for determining business unit performance shall be objective and relate to matters which can be influenced by the Participant or group of Participants in their individual capacities and chosen to contribute to meeting the Company’s short- and long-term goals.
      The Committee develops criteria for determining individual performance. Individual goals for Participants shall be determined by the Participant’s manager and business unit head, giving appropriate consideration to the manager’s discretion and judgment in conjunction with the Committee’s determination of individual performance criteria.
Allocation of Bonus Pool
      The Committee shall allocate the bonus pool among Participants (other than Covered Executives) on the basis of achieved bonus opportunity as adjusted for business unit performance and individual performance. The aggregate amount of all bonuses (excluding bonuses of Covered Executives) shall not exceed (but may be less than) the aggregate amount of the bonus pool. The actual bonus payable to any Participant shall not exceed 200% of the Participant’s Base Salary for the Bonus Year.
      Bonuses shall be paid as soon as reasonably practicable after their determination and approval by the Committee.
Miscellaneous Provisions
      Nothing in this Incentive Program restricts the ability of the Company to pay bonus or other irregular compensation to any individual for any reason, including but not limited to hiring incentives, retention incentives, safety and service awards or bonuses or awards on any other basis.
      This Incentive Program is effective, beginning with the Company’s fiscal year 2000, upon its approval by the shareholders of Chicago Bridge & Iron Company N.V. This Incentive Program as amended to read as set forth in this document shall be effective for the Company’s fiscal year 2005 and thereafter, subject to approval by the shareholders of the Company.
      The Committee may, without further action by the shareholders, amend this Incentive Program from time to time, effective prospectively or retroactively, in any manner the Committee deems desirable provided, however, that no such amendment shall enlarge the class of employees who may be Participants in this Incentive Program, add to the permitted Company-wide financial performance measures, or increase the maximum bonus payable under this Incentive Program beyond 200% of any Participant’s Base Salary, without the consent of the shareholders of Chicago Bridge & Iron Company N.V.

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